Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2016 RESULTS

Miami Lakes, Fla. — October 20, 2016 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2016.

For the quarter ended September 30, 2016, the Company reported net income of $50.8 million, or $0.47 per diluted share, compared to $102.3 million, or $0.95 per diluted share, for the quarter ended September 30, 2015. Excluding the impact of a discrete income tax benefit and related professional fees, net income for the quarter ended September 30, 2015 was $53.8 million, or $0.50 per diluted share.

For the nine months ended September 30, 2016, the Company reported net income of $162.4 million, or $1.50 per diluted share. The Company reported net income of $195.4 million, or $1.83 per diluted share, for the nine months ended September 30, 2015. Earnings per diluted share was $1.37 for the nine months ended September 30, 2015, excluding the impact of the discrete income tax benefit and related professional fees.

John Kanas, Chairman, President and Chief Executive Officer, said, “While earnings were somewhat below expectations, BankUnited posted a $1 billion increase in interest earning assets and continued growth in net interest income for the quarter.”

Performance Highlights

•
Net interest income increased by $32.8 million to $221.7 million for the quarter ended September 30, 2016 from $189.0 million for the quarter ended September 30, 2015. Interest income increased by $46.1 million, primarily driven by increases in the average balances of loans and investment securities outstanding. Interest expense increased by $13.3 million due primarily to an increase in average interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.69% for the quarter ended September 30, 2016 compared to 3.88% for the quarter ended September 30, 2015 and 3.75% for the immediately preceding quarter ended June 30, 2016. The origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below) and the cost of the senior notes issued in November 2015 contributed to the decline in the net interest margin.

•
Total interest earning assets increased by $1.0 billion during the third quarter of 2016. New loans and leases, including equipment under operating lease, grew by $909 million during the quarter. For the nine months ended September 30, 2016, new loans and leases increased by $2.6 billion.

•	Total deposits increased by $604 million for the quarter ended September 30, 2016 to $18.8 billion. For the nine months ended September 30, 2016, total deposits increased by $1.9 billion.

•
The ratio of the allowance for non-covered loan and lease losses to total non-covered loans increased to 0.83% at September 30, 2016 from 0.76% at December 31, 2015. The provision for loan losses for the quarter and nine months ended September 30, 2016 increased by $6.6 million and $8.1 million over the comparable periods for the prior year primarily due to increases in qualitative reserves and in reserves related to the taxi medallion portfolio.

•
Earnings for the quarter and nine months ended September 30, 2015 benefited from a discrete income tax benefit of $49.3 million. Non-interest expense for these periods included $1.3 million in professional fees related to this tax benefit.

•	Book value and tangible book value per common share grew to $22.79 and $22.04, respectively, at September 30, 2016.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited N.A.'s regulatory capital ratios at September 30, 2016 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.5%	9.3%

Common Equity Tier 1 ("CET1") risk-based capital	11.6%	12.7%

Tier 1 risk-based capital	11.6%	12.7%

Total risk-based capital	12.4%	13.6%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $19.0 billion at September 30, 2016 from $16.6 billion at December 31, 2015. New loans grew to $18.3 billion while loans acquired in the FSB acquisition declined to $716 million at September 30, 2016.

For the quarter ended September 30, 2016, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew $717 million to $14.9 billion. New residential loans grew by $156 million to $3.4 billion during the third quarter of 2016.

The New York franchise contributed $125 million to new loan growth for the quarter while the Florida franchise contributed $378 million. The Company's national platforms contributed $369 million of new loan growth. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit and our residential loan purchase program as national platforms. At September 30, 2016, the new loan portfolio included $6.3 billion, $6.3 billion and $5.7 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Single family residential and home equity	18.1%	18.4%	21.0%	22.3%
Multi-family	20.6%	21.9%	20.0%	20.9%
Commercial real estate	20.4%	18.4%	19.6%	17.5%
Commercial real estate - owner occupied	9.1%	8.5%	8.8%	8.2%
Construction and land	1.6%	2.2%	1.5%	2.1%
Commercial and industrial	17.5%	17.6%	16.9%	16.7%
Commercial lending subsidiaries	12.5%	12.8%	12.0%	12.1%
Consumer	0.2%	0.2%	0.2%	0.2%
	100.0%	100.0%	100.0%	100.0%

Equipment under operating lease, net, grew by $37 million during the third quarter of 2016.

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended September 30, 2016 and 2015, the Company recorded provisions for loan losses of $24.4 million and $17.8 million, respectively. For the nine months ended September 30, 2016 and 2015, the Company recorded provisions for loan losses of $42.4 million and $34.4 million, respectively. Substantially all of these provisions related to new loans.

The increase in the provision for loan losses for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015 was driven primarily by an increase in the reserve related to the taxi medallion portfolio. Other factors impacting the change in the provision for these comparative periods, including changes in quantitative and qualitative loss factors, relative growth of the loan portfolio and changes in specific reserves for impaired loans, were largely offsetting.

The most significant factors contributing to the increase in the provision for loan losses for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015 were an increase in qualitative reserves and an increase in the reserve related to the taxi medallion portfolio.

Non-covered, non-performing loans totaled $112.4 million or 0.61% of total non-covered loans at September 30, 2016 compared to $59.2 million or 0.37% of total non-covered loans at December 31, 2015. Non-performing taxi medallion loans comprised $54.5 million, or 0.30% of total non-covered loans, and $2.6 million, or 0.02% of total non-covered loans at September 30, 2016 and December 31, 2015, respectively. Non-covered, non-performing assets also included $4.4 million and $2.3 million of other real estate owned (“OREO”) and other repossessed assets at September 30, 2016 and December 31, 2015, respectively.

At September 30, 2016, total non-performing assets were $126.9 million, including $10.8 million of OREO and other repossessed assets, compared to $82.7 million, including $11.2 million of OREO and other repossessed assets, at December 31, 2015.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.83% and 134.97% at September 30, 2016, compared to 0.76% and 204.45% at December 31, 2015. The annualized ratio of net charge-offs to average non-covered loans was 0.10% for the nine months ended September 30, 2016, as well as for the nine months ended September 30, 2015.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended September 30, 2016				Three Months Ended September 30, 2015
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$3,453	$132,265	$135,718	$—	$2,570	$104,815	$107,385
Provision (recovery)	—	(445)	24,853	24,408	—	1,073	16,746	17,819
Charge-offs	—	(247)	(6,615)	(6,862)	—	(189)	(6,903)	(7,092)
Recoveries	—	24	1,188	1,212	—	31	142	173
Balance at end of period	$—	$2,785	$151,691	$154,476	$—	$3,485	$114,800	$118,285

	Nine Months Ended September 30, 2016				Nine Months Ended September 30, 2015
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,868	$120,960	$125,828	$—	$4,192	$91,350	$95,542
Provision (recovery)	—	(1,119)	43,568	42,449	—	667	33,720	34,387
Charge-offs	—	(1,086)	(15,748)	(16,834)	—	(1,458)	(11,186)	(12,644)
Recoveries	—	122	2,911	3,033	—	84	916	1,000
Balance at end of period	$—	$2,785	$151,691	$154,476	$—	$3,485	$114,800	$118,285

Deposits

At September 30, 2016, deposits totaled $18.8 billion compared to $16.9 billion at December 31, 2015. The average cost of total deposits was 0.67% for the quarter ended September 30, 2016, compared to 0.66% for the immediately preceding quarter ended June 30, 2016 and 0.61% for the quarter ended September 30, 2015. The average cost of total deposits was 0.65% for the nine months ended September 30, 2016, compared to 0.60% for the nine months ended September 30, 2015.

Net interest income

Net interest income for the quarter ended September 30, 2016 increased to $221.7 million from $189.0 million for the quarter ended September 30, 2015. Net interest income was $642.9 million for the nine months ended September 30, 2016, compared to $542.7 million for the nine months ended September 30, 2015. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to an increase in the average balance of loans, partially offset by a decline in the related average yield. Increases in the average balance of investment securities and related average yields also contributed to increased interest income. Interest expense increased due primarily to an increase in average interest bearing liabilities and was also impacted by the cost of the senior debt issued in November 2015.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.69% for the quarter ended September 30, 2016 compared to 3.88% for the quarter ended September 30, 2015 and 3.75% for the immediately preceding quarter ended June 30, 2016. Net interest margin, calculated on a tax-equivalent basis, was 3.75% for the nine months ended September 30, 2016, compared to 3.95% for the nine months ended September 30, 2015. Significant factors impacting this expected trend in net interest margin for the quarter and nine months ended September 30, 2016 included:

•
The tax-equivalent yield on loans declined to 5.03% and 5.14% for the quarter and nine months ended September 30, 2016 from 5.27% and 5.42% for the quarter and nine months ended September 30, 2015, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•
The tax-equivalent yield on new loans was 3.53% and 3.54% for the quarter and nine months ended September 30, 2016, compared to 3.48% and 3.49% for the quarter and nine months ended September 30, 2015.

•
The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 40.69% and 38.75% for the quarter and nine months ended September 30, 2016 from 30.75% and 28.69% for the quarter and nine months ended September 30, 2015.

•
The tax-equivalent yield on investment securities increased to 2.87% and 2.82% for the quarter and nine months ended September 30, 2016 from 2.65% and 2.54% for the quarter and nine months ended September 30, 2015.

•
The average rate on interest bearing liabilities increased to 0.92% and 0.93%, respectively, for the quarter and nine months ended September 30, 2016 from 0.83% and 0.82% for the quarter and nine months ended September 30, 2015, reflecting the impact of the senior notes issued in the fourth quarter of 2015, as well as higher average rates on interest bearing deposits.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the nine months ended September 30, 2016 and the year ended December 31, 2015 were as follows (in thousands):

Balance at December 31, 2014	$1,005,312
Reclassifications from non-accretable difference	192,291
Accretion	(295,038)
Balance at December 31, 2015	902,565
Reclassifications from non-accretable difference	27,093
Accretion	(228,542)
Balance at September 30, 2016	$701,116

Non-interest income

Non-interest income totaled $25.1 million and $77.1 million, respectively, for the quarter and nine months ended September 30, 2016 compared to $31.2 million and $73.0 million, respectively, for the quarter and nine months ended September 30, 2015. The most significant factors contributing to the $6.1 million decline in non-interest income for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015 were the loss on sale of covered loans, net of the impact of FDIC indemnification and lower income from lease financing. For the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015, non-interest income increased by $4.2 million. Offsetting factors contributing to this increase included the loss on sale of covered loans, net of the impact of FDIC indemnification, a reduction in income from resolution of covered assets, net of the impact of FDIC indemnification, an increase in lease financing income, a $4.6 million increase in securities gains and a $5.0 million increase in gains on the sale of loans by the Small Business Finance division acquired in May 2015.

Income from lease financing decreased by $1.5 million for the quarter ended September 30, 2016 and increased by $6.8 million for the nine months ended September 30, 2016 from the comparable periods in 2015. The quarter and nine month periods ended September 30, 2015 included $3.9 million in gains on sale of leased equipment; such gains were not significant for the quarter and nine month period ended September 30, 2016. Increased rental revenue corresponding to growth in the operating lease portfolio for the nine months ended September 30, 2016 more than offset the decrease in gains on sale of equipment.

The provision for (recovery of) loan losses for covered loans, net income from resolution of covered assets, gains or losses from the sale of covered loans and gains or losses related to covered OREO all relate to transactions in the covered assets. The line item Net gain (loss) on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and nine months ended September 30, 2016 was $(0.2) million and $2.4 million, respectively, compared to $4.1 million and $13.2 million, respectively, for the quarter and nine months ended September 30, 2015.

The most significant item contributing to the variance in the impact on pre-tax earnings of these transactions in covered assets for the quarter and nine months ended September 30, 2016 compared to the quarter and nine months ended September 30, 2015 was sales of covered loans. The following table summarizes the impact of the sale of covered loans for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gain (loss) on sale of covered loans	$(10,033)	$9,288	$(14,895)	$26,711
Net gain (loss) on FDIC indemnification	8,026	(7,430)	11,958	(21,476)
Net impact on pre-tax earnings	$(2,007)	$1,858	$(2,937)	$5,235

The variance in results of covered loan sales related primarily to the characteristics of the loans sold and the dynamics of secondary market demand for these assets.

Income from resolution of covered assets, net of the impact of related FDIC indemnification, was $5.3 million for the nine months ended September 30, 2016 compared to $8.4 million for the nine months ended September 30, 2015. The decline was attributable to lower income from paid-in-full resolutions.

Non-interest expense

Non-interest expense totaled $148.0 million and $434.2 million, respectively, for the quarter and nine months ended September 30, 2016 compared to $132.3 million and $369.9 million, respectively, for the quarter and nine months ended September 30, 2015. The most significant component of the increases in non-interest expense was increased amortization of the FDIC indemnification asset.

Amortization of the FDIC indemnification asset was $39.0 million and $116.7 million, respectively, for the quarter and nine months ended September 30, 2016, compared to $28.4 million and $76.9 million, respectively, for the quarter and nine months ended September 30, 2015. The amortization rate increased to 25.36% and 23.48%, respectively, for the quarter and nine months ended September 30, 2016 from 13.49% and 11.52%, respectively, for the quarter and nine months ended September 30, 2015. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Increases in depreciation of equipment under operating lease for the quarter and nine months ended September 30, 2016 corresponded to growth in the portfolio of equipment under operating lease. Non-interest expense for the quarter and nine months ended September 30, 2016 was also impacted by a litigation accrual of $2.1 million and a $1.1 million settlement related to a payroll tax audit.

Provision for income taxes

The effective income tax rate was 31.7% and 33.2%, respectively, for the quarter and nine months ended September 30, 2016, compared to (46.1)% and 7.6%, respectively, for the quarter and nine months ended September 30, 2015. The effective income tax rates for the quarter and nine months ended September 30, 2016 differed from the statutory federal income tax rate of 35% due primarily to the effect of income not subject to tax and state income taxes. The effective income tax rates for the quarter and nine months ended September 30, 2015 reflected a discrete income tax benefit of $49.3 million. The tax benefit, predicated on guidance issued by the IRS in 2015, related to the Company's ability to claim additional tax basis in certain assets acquired in the FSB Acquisition. In addition, $5.9 million of reserves for uncertain tax liabilities were released in the quarter ended September 30, 2015, due to the lapse of the statute of limitations related thereto.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at September 30, 2016 (in thousands except share and per share data):

Total stockholders’ equity	$2,373,090
Less: goodwill and other intangible assets	78,116
Tangible stockholders’ equity	$2,294,974

Common shares issued and outstanding	104,141,425

Book value per common share	$22.79

Tangible book value per common share	$22.04

Net income and earnings per diluted common share excluding the impact of a discrete income tax benefit and related professional fees are non-GAAP financial measures. Management believes disclosure of these measures enhances readers' ability to compare the Company's financial performance for the periods ended September 30, 2015 to that of other periods presented. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements of net income and earnings per diluted share for the three and nine months ended September 30, 2015 (in thousands, except share and per share data):

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Net income excluding the impact of a discrete income tax benefit and related professional fees:
Net income (GAAP)	$102,303	$195,397
Less discrete income tax benefit	(49,323)	(49,323)
Add back related professional fees, net of tax of $524	801	801
Net income excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	$53,781	$146,875

Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees:
Diluted earnings per common share (GAAP)	$0.95	$1.83
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	(0.47)	(0.47)
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	0.02	0.02
Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)(1)	$0.50	$1.37

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$(48,522)	$(48,522)
Weighted average shares for diluted earnings per share (GAAP)	103,316,798	102,782,029
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	$(0.47)	$(0.47)

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities:
Discrete income tax benefit and related professional fees, net of tax, allocated to participating securities	$1,898	$1,885
Weighted average shares for diluted earnings per share (GAAP)	103,316,798	102,782,029
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	$0.02	$0.02

(1) Amount for the nine months ended September 30, 2015 adjusted for rounding

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, October 20, 2016 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 95028426. A replay of the call will be available from 12:00 p.m. ET on October 20th through 11:59 p.m. ET on October 27th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 95028426. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $27.3 billion at September 30, 2016, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 95 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at September 30, 2016.
The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009. On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.8 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2016	December 31, 2015
ASSETS
Cash and due from banks:
Non-interest bearing	$32,531	$31,515
Interest bearing	92,763	39,613
Interest bearing deposits at Federal Reserve Bank	132,706	192,366
Federal funds sold	3,954	4,006
Cash and cash equivalents	261,954	267,500
Investment securities available for sale, at fair value	5,948,061	4,859,539
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	283,422	219,997
Loans held for sale	42,393	47,410
Loans (including covered loans of $669,276 and $809,540)	19,042,603	16,636,603
Allowance for loan and lease losses	(154,476)	(125,828)
Loans, net	18,888,127	16,510,775
FDIC indemnification asset	582,931	739,880
Bank owned life insurance	236,540	225,867
Equipment under operating lease, net	515,913	483,518
Deferred tax asset, net	58,334	105,577
Goodwill and other intangible assets	78,116	78,330
Other assets	359,223	335,074
Total assets	$27,265,014	$23,883,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,981,602	$2,874,533
Interest bearing	1,483,900	1,167,537
Savings and money market	8,516,400	8,288,340
Time	5,854,407	4,608,091
Total deposits	18,836,309	16,938,501
Federal Home Loan Bank advances	5,219,125	4,008,464
Notes and other borrowings	402,786	402,545
Other liabilities	433,704	290,059
Total liabilities	24,891,924	21,639,569

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 104,141,425 and 103,626,255 shares issued and outstanding	1,041	1,036
Paid-in capital	1,420,622	1,406,786
Retained earnings	908,897	813,894
Accumulated other comprehensive income	42,530	22,182
Total stockholders' equity	2,373,090	2,243,898
Total liabilities and stockholders' equity	$27,265,014	$23,883,467

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest income:
Loans	$227,233	$190,294	$662,439	$545,683
Investment securities	39,712	30,889	109,963	85,393
Other	3,036	2,715	8,850	7,338
Total interest income	269,981	223,898	781,252	638,414
Interest expense:
Deposits	30,968	23,959	86,427	65,818
Borrowings	17,278	10,988	51,939	29,939
Total interest expense	48,246	34,947	138,366	95,757
Net interest income before provision for loan losses	221,735	188,951	642,886	542,657
Provision for (recovery of) loan losses (including $(445), $1,073, ($1,119) and $667 for covered loans)	24,408	17,819	42,449	34,387
Net interest income after provision for loan losses	197,327	171,132	600,437	508,270
Non-interest income:
Income from resolution of covered assets, net	8,883	12,364	26,426	41,261
Net gain (loss) on FDIC indemnification	993	(15,988)	(9,410)	(53,024)
Service charges and fees	5,171	4,637	14,529	13,580
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $(10,033), $9,288, $(14,895) and $26,711)	(7,947)	11,301	(7,360)	29,690
Gain on investment securities available for sale, net	3,008	2,343	10,065	5,493
Lease financing	11,188	12,673	32,762	25,954
Other non-interest income	3,779	3,843	10,118	10,018
Total non-interest income	25,075	31,173	77,130	72,972
Non-interest expense:
Employee compensation and benefits	55,162	55,316	166,374	156,640
Occupancy and equipment	18,488	19,103	56,263	56,207
Amortization of FDIC indemnification asset	38,957	28,409	116,711	76,874
Deposit insurance expense	4,943	3,615	12,866	9,696
Professional fees	3,884	4,095	10,119	10,073
Telecommunications and data processing	3,746	3,451	10,800	10,267
Depreciation of equipment under operating lease	6,855	5,012	20,004	12,522
Other non-interest expense	15,969	13,268	41,087	37,582
Total non-interest expense	148,004	132,269	434,224	369,861
Income before income taxes	74,398	70,036	243,343	211,381
Provision (benefit) for income taxes	23,550	(32,267)	80,896	15,984
Net income	$50,848	$102,303	$162,447	$195,397
Earnings per common share, basic	$0.47	$0.96	$1.52	$1.84
Earnings per common share, diluted	$0.47	$0.95	$1.50	$1.83
Cash dividends declared per common share	$0.21	$0.21	$0.63	$0.63

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,
	2016			2015
	Average Balance	Interest (1)	Yield / Rate (1) (2)	Average Balance	Interest (1)	Yield / Rate (1)(2)
Assets:
Interest earning assets:
New loans	$17,765,723	$157,227	3.53%	$13,717,886	$120,056	3.48%
Loans acquired in FSB acquisition	749,086	76,223	40.69%	964,826	74,230	30.75%
Total loans	18,514,809	233,450	5.03%	14,682,712	194,286	5.27%
Investment securities (3)	5,898,382	42,262	2.87%	4,832,109	31,970	2.65%
Other interest earning assets	557,490	3,036	2.17%	460,964	2,715	2.34%
Total interest earning assets	24,970,681	278,748	4.45%	19,975,785	228,971	4.57%
Allowance for loan and lease losses	(139,284)			(110,233)
Non-interest earning assets	1,884,894			1,998,023
Total assets	$26,716,291			$21,863,575
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,437,677	2,224	0.62%	$1,352,069	1,547	0.45%
Savings and money market deposits	8,349,281	12,974	0.62%	7,074,730	10,013	0.56%
Time deposits	5,567,909	15,770	1.13%	4,396,640	12,399	1.12%
Total interest bearing deposits	15,354,867	30,968	0.80%	12,823,439	23,959	0.74%
FHLB advances	5,143,003	11,956	0.92%	3,882,553	10,682	1.09%
Notes and other borrowings	403,590	5,322	5.25%	10,380	306	11.70%
Total interest bearing liabilities	20,901,460	48,246	0.92%	16,716,372	34,947	0.83%
Non-interest bearing demand deposits	2,981,017			2,678,429
Other non-interest bearing liabilities	460,514			290,758
Total liabilities	24,342,991			19,685,559
Stockholders' equity	2,373,300			2,178,016
Total liabilities and stockholders' equity	$26,716,291			$21,863,575
Net interest income		$230,502			$194,024
Interest rate spread			3.53%			3.74%
Net interest margin			3.69%			3.88%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2016			2015
	Average Balance	Interest (1)	Yield/ Rate (1) (2)	Average Balance	Interest (1)	Yield/ Rate (1) (2)
Assets:
Interest earning assets:
New loans	$16,820,646	$445,878	3.54%	$12,684,839	$333,949	3.49%
Loans acquired in FSB acquisition	802,849	233,306	38.75%	1,036,679	222,970	28.69%
Total loans	17,623,495	679,184	5.14%	13,721,518	556,919	5.42%
Investment securities (3)	5,551,249	117,478	2.82%	4,631,331	88,084	2.54%
Other interest earning assets	531,245	8,850	2.22%	466,947	7,338	2.10%
Total interest earning assets	23,705,989	805,512	4.53%	18,819,796	652,341	4.63%
Allowance for loan and lease losses	(133,280)			(104,210)
Non-interest earning assets	1,946,846			1,969,880
Total assets	$25,519,555			$20,685,466
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,341,218	6,140	0.61%	$1,129,288	3,880	0.46%
Savings and money market deposits	8,203,676	37,285	0.61%	6,601,070	26,700	0.54%
Time deposits	5,177,191	43,002	1.11%	4,210,793	35,238	1.12%
Total interest bearing deposits	14,722,085	86,427	0.78%	11,941,151	65,818	0.74%
FHLB advances	4,698,492	35,972	1.02%	3,615,872	29,014	1.07%
Notes and other borrowings	403,213	15,967	5.29%	10,932	925	11.31%
Total interest bearing liabilities	19,823,790	138,366	0.93%	15,567,955	95,757	0.82%
Non-interest bearing demand deposits	2,944,861			2,698,570
Other non-interest bearing liabilities	431,921			280,208
Total liabilities	23,200,572			18,546,733
Stockholders' equity	2,318,983			2,138,733
Total liabilities and stockholders' equity	$25,519,555			$20,685,466
Net interest income		$667,146			$556,584
Interest rate spread			3.60%			3.81%
Net interest margin			3.75%			3.95%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
c	2016	2015	2016	2015
Basic earnings per common share:
Numerator:
Net income	$50,848	$102,303	$162,447	$195,397
Distributed and undistributed earnings allocated to participating securities	(2,031)	(4,016)	(6,522)	(7,578)
Income allocated to common stockholders for basic earnings per common share	$48,817	$98,287	$155,925	$187,819
Denominator:
Weighted average common shares outstanding	104,153,018	103,503,425	104,077,932	103,064,484
Less average unvested stock awards	(1,150,268)	(1,176,288)	(1,165,509)	(1,121,973)
Weighted average shares for basic earnings per common share	103,002,750	102,327,137	102,912,423	101,942,511
Basic earnings per common share	$0.47	$0.96	$1.52	$1.84
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$48,817	$98,287	$155,925	$187,819
Adjustment for earnings reallocated from participating securities	(81)	25	(264)	30
Income used in calculating diluted earnings per common share	$48,736	$98,312	$155,661	$187,849
Denominator:
Weighted average shares for basic earnings per common share	103,002,750	102,327,137	102,912,423	101,942,511
Dilutive effect of stock options	558,304	989,661	699,977	839,518
Weighted average shares for diluted earnings per common share	103,561,054	103,316,798	103,612,400	102,782,029
Diluted earnings per common share	$0.47	$0.95	$1.50	$1.83

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Financial ratios (5)
Return on average assets	0.76%	1.86%	0.85%	1.26%
Return on average stockholders’ equity	8.52%	18.64%	9.36%	12.21%
Net interest margin (4)	3.69%	3.88%	3.75%	3.95%

	September 30, 2016		December 31, 2015
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.61%	0.61%	0.37%	0.43%
Non-performing assets to total assets (2)	0.43%	0.47%	0.26%	0.35%
Allowance for loan and lease losses to total loans (3)	0.83%	0.81%	0.76%	0.76%
Allowance for loan and lease losses to non-performing loans (1)	134.97%	132.98%	204.45%	175.90%
Net charge-offs to average loans (5)	0.10%	0.11%	0.09%	0.10%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized.